Geospatial Corporation 10-K

Exhibit 10.27

SETTLEMENT AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS

This SETTLEMENT AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS (the “Agreement”) is entered into this 24th day of February, 2016 (“Effective Date”), by and between EDWARD R. CAMP, JR (“Camp”), SELECT ANALYTICS LLC (“Select Analytics”), and GEOSPATIAL CORPORATION (“Geospatial”). Camp, Select Analytics, and Geospatial are referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into an Asset Purchase Agreement dated September 17, 2014 (the “Asset Purchase Agreement”) whereby Geospatial was to acquire certain assets of Camp and Select Analytics;

WHEREAS, in conjunction with the Asset Purchase Agreement, Geospatial and Camp executed an Employment and Noncompetition Agreement dated September 17, 2014 (the “Employment Agreement”);

WHEREAS, closing on the Asset Purchase Agreement never occurred;

WHEREAS, a dispute has arisen regarding the duties and obligations of the Parties pursuant to the Asset Purchase Agreement and the Employment Agreement;

WHEREAS, the Parties deny liability to any other party;

WHEREAS, the Parties have reached an amicable resolution of the dispute; and

WHEREAS, Geospatial, on one hand, and Camp and Select Analytics, on the other hand, are desirous of committing the terms of the amicable resolution to writing and terminating their association under the terms contained herein.

NOW, THEREFORE, all Parties, having carefully reviewed this matter and this Agreement, and having had sufficient time and opportunity to consult with legal counsel, and desiring to be legally bound hereby, agree as follows:

1.          PAYMENT:   In consideration of the general release and waiver of claims set forth in Paragraph 3 below and the mutual covenants and consideration hereinafter provided, Geospatial shall (i) make a one-time payment to Camp in the amount of Five Thousand Dollars ($5,000.00) to be paid on or before February 22, 2016 and (ii) make payments to Camp in the amount of Two Thousand Five Hundred Dollars ($2,500.00) to be paid by the 15th of each month, for ten (10) months commencing on March 15, 2016 through December 15, 2016. Geospatial shall remit the payments directly to Camp. The payments shall have applicable taxes withheld and Geospatial shall issue an IRS Form W-2 to Camp for the payments made herein.

2.          HEALTH INSURANCE:   In consideration of the general release and waiver of claims set forth in Paragraph 3 below and the mutual covenants and consideration hereinafter provided, Geospatial shall continue Camp’s current health insurance coverage through December 31, 2016 at Geospatial’s sole expense.

3.          GENERAL RELEASE AND WAIVER OF CLAIMS:   Camp and Select Analytics, in consideration of the promises and covenants contained in this Agreement, without limitation the payments made in Paragraph 2 above and the continuation of health insurance coverage as set forth in Paragraph 3 above, the sufficiency of which is acknowledged by Camp and Select Analytics, do hereby forever, fully and unconditionally release, remise, acquit and discharge Geospatial, Geospatial’s affiliates and related companies, including but not limited to Geospatial Mapping Systems, Inc., and their directors, officers, employees, contractors, agents, representatives, parents, subsidiaries, predecessors, and successors, both presently known and unknown, from any and all suits, actions, causes of action, demands, judgments, rights, claims, loss, damage, interest, attorney fees, costs and expenses and/or other relief of whatsoever kind or nature which Camp and/or Select Analytics have from the beginning of time to the present (collectively, the “Claims”). Geospatial does hereby forever, fully and unconditionally release, remise, acquit and discharge Camp, Select Analytics and its directors, officers, employees, contractors, agents, representatives, parents, subsidiaries, predecessors, and successors, both presently known and unknown, from all Claims. This General Release and Waiver of Claims shall include, without limitation, any and all Claims relating to or arising from the Asset Purchase Agreement, the Employment Contract, Camp’s hiring, employment, association, termination or separation from Geospatial, including without limitation any claims for: (i) breach of contract (whether written or oral, express or implied); (ii) violations of public policy; (iii) negligence; (iv) fraud; (v) intentional or negligent misrepresentation; (vi) wrongful discharge or termination; (vii) estoppel; (viii) impairment of economic opportunity or loss of business opportunity; (ix) interference with contractual relations; (x) intentional infliction of emotional distress; (xi) defamation; (xii) violations of the Employment Retirement Income Security Act of 1974, as amended; (xiii) violations of the Consolidated Omnibus Budget Reconciliation Act; (xiv) employment discrimination, including without limitation, violations of Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Pennsylvania Human Relations Act; (xv) violations of the Family Medical Leave Act; (xvi) retaliation; (xvii) workers’ compensation benefits; (xviii) unlawful employment practices and/or policies; (xix) breach of the terms and conditions of employment; (xx) wage, salary and bonuses; (xxi) employee benefits, including without limitation, life insurance, disability insurance, and/or profit-sharing; (xxii) vacation or leave; (xxiii) pension benefits, retirement benefits, and/or profit sharing; (xxiv) reimbursement of expenses and (xxv) violations of any local, state or federal ordinances, statutes or common law.

4.          NO OTHER ACTIONS:   Camp and Select Analytics represent and warrant that neither they nor anyone acting on their behalf have filed or initiated any complaints, charges, claims or proceedings of any kind against Geospatial and/or its officers and/or directors in any federal, state or local court, administrative agency, or other tribunal or forum, and that they will not hereafter commence, or authorize anyone to commence on their behalf, any action or proceeding against Geospatial and/or its officers and/or directors in any court, administrative agency, or other tribunal or forum concerning any of the Claims, except any action that may be necessary to enforce any of Camp’s or Select Analytics’ rights under this Agreement. If any agency, court or third party should assert against Geospatial and/or its officers and/or directors, on Camp’s and/or Select Analytics’ behalf, any Claim released herein, Camp and/or Select Analytics shall take all steps necessary to withdraw or dismiss such Claim. In the event that such Claim is not withdrawn or dismissed, and a settlement or judgment is reached or entered as to such Claim, Camp and/or Select Analytics shall designate Geospatial as the recipient of any monies to which they are entitled by virtue of such settlement or judgment or, if that is not possible, Camp and/or Select Analytics shall pay to Geospatial the amount received from such settlement or judgment within seventy-two (72) hours of receiving such monies.

5.          COOPERATION:   Camp and/or Select Analytics shall, upon request, cooperate with Geospatial in the defense of any Claim currently pending or hereinafter pursued against Geospatial that arises out of or relates to the Asset Purchase Agreement, the Employment Contract, Camp’s hiring, employment, association, termination or separation from Geospatial. Camp and/or Select Analytics shall not voluntarily cooperate with or provide assistance to any such claim against Geospatial and/or its officers and/or directors, whether pending or otherwise. In the case of legal proceedings, Camp and/or Select Analytics shall notify Geospatial in writing of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt, such that Geospatial may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek to intervene in the matter.

6.          NON-DISPARAGEMENT:   Camp and Select Analytics agree to refrain from making any disparaging, negative or uncomplimentary remarks or statements, whether public or private, about Geospatial, its officers, directors and employees. Geospatial agrees to refrain from making any disparaging, negative or uncomplimentary remarks or statements, whether public or private, about Camp and Select Analytics.

7.          ENTIRE AGREEMENT:   The Parties understand and agree that the terms contained in this Agreement is the entire understanding among the Parties relative to its subject matter, and there are no written or oral understanding, promises, agreements, statements or representations among the Parties directly or indirectly related to this Agreement that are not incorporated herein.

8.          CONFIDENTIALITY:   The Parties agree that the fact of this Agreement and its terms and conditions, including the consideration provided in Paragraph 1 and Paragraph 2 above, shall be strictly confidential and shall not be disclosed to any person, natural or otherwise, other than: (i) the Parties; (ii) the Parties’ attorneys, accountants and insurers; (iii) Geospatial’s senior management; (iv) Camp’s spouse; and (iv) as required by subpoena or other legal proceedings, government regulation, or generally-accepted accounting principles. The Parties shall be liable for any subsequent disclosure by any person whom they disclose the facts or terms of this Agreement, as permitted herein. Notwithstanding the foregoing, Camp may disclose to potential employers, investors, business partners and business counter-parties that Camp was a party to an Employment Agreement and Asset Purchase Agreement with Geospatial that commenced September 17, 2014, and terminated amicably on the Effective Date. Camp may not make any other comments or disclose that the within Agreement was entered into, or disclose the terms and conditions of the within Agreement.

9.          ASSET PURCHASE AGREEMENT AND EMPLOYMENT CONTRACT:   The Parties understand and agree that this Agreement shall replace and supersede the Asset Purchase Agreement and the Employment Contract. The Parties are released from any and all obligations, commitments, covenants, and restrictions pursuant to the Asset Purchase Agreement and the Employment Agreement.

10.        CUSTOMER LISTS:   Geospatial has or, upon execution of the Agreement, will destroy any and all customer lists provided by Camp and/or Select Analytics, and any copies and/or reproductions thereof.

11.        REAPPLICATION FOR EMPLOYMENT:   Camp agrees that he will not reapply for employment with Geospatial, or any current or future affiliate, parent or subsidiary, in any capacity. Camp further agrees that if he reapplies for employment with Geospatial, Geospatial is permitted to deny the application, and such denial shall not constitute retaliation under any federal, state or local law. Geospatial shall respond to requests for a reference for Camp by disclosing only that Camp was a party to an Employment Agreement and Asset Purchase Agreement with Geospatial that commenced on September 17, 2014, and terminated amicably on the Effective Date. Geospatial may not make any other comments or disclose that the within Agreement was entered into, or disclose the terms and conditions of the within Agreement. Geospatial’s refusal to provide information beyond the within shall not subject Geospatial to liability, including without limitation liability for defamation and/or retaliation under any federal, state or local law. Camp further agrees that the refusal to provide information beyond the within in response to a request for a reference shall not violate Paragraph 6 of this Agreement.

12.        FEES, COSTS AND EXPENSES:   It is understood and agreed by the Parties hereto that each shall bear their own attorney fees, costs and expenses which arose from the litigation of the Lawsuit.

13.        CHOICE OF LAW AND FORUM:   This Agreement, and the terms and conditions contained herein, shall be governed by the internal laws of the Commonwealth of Pennsylvania without regard to its rules regarding choice of law. Any lawsuit to enforce the terms of this Agreement shall be brought exclusively in the state or federal court whose jurisdiction includes Butler County, Pennsylvania.

14.        COUNTERPARTS:   This Agreement may be executed in any number of counterparts each of which, when so executed, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

15.        INTERPRETATION:   The Parties have had the opportunity to revise, comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any party and in favor of another party.

16.        PRESERVATION OF CLAIMS AND DEFENSES:   The Parties acknowledge and agree that if the payments set forth in Paragraph 1 above are not made by Geospatial, this Agreement shall become null and void and the Parties may assert any and all claims and/or defenses, including but not limited to those relating to or arising from the Asset Purchase Agreement and the Employment Contract, as if this Agreement had never been executed. However, the Parties acknowledge and agree that Geospatial may claim as set-off any payments made pursuant to this Agreement.

17.        SPECIAL PROVISIONS:   Camp acknowledges that he has been hereby advised in writing to consult with an attorney and has had the opportunity to take at least twenty-one (21) days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. Camp acknowledges READING AND FULLY UNDERSTANDING THE TERMS OF THIS DOCUMENT, and has entered into this Agreement voluntarily and of his own free will. Camp acknowledges his right to revoke this Agreement within seven (7) days following the execution of this Agreement by giving written notice thereof to counsel for Geospatial. In the event of such revocation, this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder.

[signature page follows]

IN WITNESS WHEREOF, the undersigned hereunto set their hands and seals hereto:

DATE:

2/18/2016	/s/ Edward R. Camp, Jr.
Edward R. Camp, Jr.

SELECT ANALYTICS LLC

2/18/2016	/s/ Edward R. Camp, Jr. (Owner)
Edward R. Camp, Jr., [TITLE]

GEOSPATIAL CORPORATION

2/24/2016	/s/ Mark Smith
Mark Smith, Chief Executive Officer